Exhibit 10.3

PLACEMENT AGREEMENT

This PLACEMENT AGREEMENT (the “Agreement”) dated as of March 31, 2016, by and between BRIDGELINE DIGITAL, INC., a Delaware corporation (the “Company”), and TAGLICH BROTHERS, INC. (“Placement Agent”).

W I T N E S S E T H:

WHEREAS, in reliance upon the representations, warranties, terms and conditions hereinafter set forth, the Placement Agent will act as the exclusive financial advisor and placement agent for the Company in connection with (i) a proposed private placement (the “Note Offering”) of up to $2,000,000 of the Company’s 10% Subordinated Convertible Notes (the “Notes”) and (ii) a proposed private placement to existing holders of unsecured promissory notes issued since December 1, 2014 (the “Term Notes”) to contribute their Term Notes as the purchase price for shares of Common Stock (“Exchange Shares”) (the “Exchange Offering” and together with the Note Offering, the “Offerings”). The Offerings may be completed in one or more closings (each, a “Closing”);

WHEREAS, the Notes are being issued pursuant to the Company’s Confidential Private Placement Memorandum and exhibits and annexes thereto (including the information incorporated by reference therein) dated March 31, 2016, and as the same may be amended and/or supplemented from time to time (collectively, the “Memorandum”);

WHEREAS, the Notes are being issued to the buyers thereof (the “Investors”) pursuant to an exemption from the registration requirements by Rule 506 (“Rule 506”) of Regulation D of the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Exchange Shares are being issued pursuant to a purchase agreement (the “Purchase Agreement”) between the Company and the holders of the Term Notes (the “Debt Holders”); and

WHEREAS, the Exchange Shares are being issued to the Debt Holders pursuant to an exemption from the registration requirements by Rule 506.

NOW, THEREFORE, in consideration of the premises and the respective promises hereinafter set forth, the Company and the Placement Agent hereby agree as follows:

1.     Agreement to Act as Placement Agent.

(a)     The Company shall engage the Placement Agent, during the term of this Agreement,      to render certain investment banking services on an exclusive basis in connection with the Offerings. The Placement Agent shall act on a best efforts basis and does not guarantee that it will be able to (i) raise new capital in the Note Offering or (ii) successfully solicit the Debt Holders to purchase the Exchange Shares for contribution of their Term Notes in the Exchange Offering. The Company acknowledges that any advice given by the Placement Agent to the Company is solely for the benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to without the Placement Agent’s prior written consent.

(b)     The term of the Placement Agent’s exclusive engagement will end on April 30, 2016 (the “Offering Period”), which may be extended until September 30, 2016 by agreement of the parties in writing, or earlier terminated. The Placement Agent’s engagement hereunder may be terminated by either the Company or the Placement Agent at any time, with or without cause, upon ten (10) days prior written notice to the other party.

(c)     In addition to the right of the Placement Agent to terminate this Agreement on ten (10) days written notice pursuant to (b), this Agreement may be terminated by the Placement Agent by written notice to the Company at any time prior to the final Closing of either of the Offerings if, in the Placement Agent’s sole judgment, (i) the Company shall have sustained a loss that is material to the Company, whether or not insured, by reason of fire, earthquake, flood, accident or other calamity, or from any labor dispute or court or government action, order or decree; (ii) trading in securities on any exchange or system shall have been suspended or limited either generally or specifically with respect to the Company’s common stock, $0.001 par value per share (the “Common Stock”); (iii) material governmental restrictions have been imposed on trading in securities generally or specifically with respect to the Common Stock (not in force and effect on the date of this Agreement); (iv) a banking moratorium shall have been declared by Federal or New York or California State authorities; (v) an outbreak of major international hostilities or other national or international calamity shall have occurred; (vi) the Congress of the United States or any state legislative body shall have passed or taken any action or measure, or such bodies or any governmental body or any authoritative accounting institute, or board, or any governmental executive shall have adopted any orders, rules or regulations, which the Placement Agent reasonably believes is likely to have a Material Adverse Effect (as defined below); (vii) the Common Stock shall have been removed from the trading system on which it currently listed, if any, or the Company shall have received notice from such trading system advising the Company of its intention to have the Common Stock removed from such trading system; or (viii) there shall have been, in the Placement Agent’s judgment, a material decline in the Dow Jones Industrial Index or the market price of the Common Stock at any time subsequent to the date of this Agreement. “Material Adverse Effect” means a material adverse effect on the assets, liabilities, results of operations, condition (financial or otherwise), or business of the Company or on the Offerings.

(d)     No termination of this Agreement will affect the Placement Agent’s right to expense reimbursement under Section 10(d), the payment of any accrued and unpaid fees pursuant to Section 10 or the indemnification under Section 9.

(e)     This Agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of the indemnification section herein. The Company acknowledges and agrees that (a) the Placement Agent will act as an independent contractor and is being retained solely to assist the Company in its efforts to effect the Offerings and that, the Placement Agent is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating the Offerings, (b) the Placement Agent is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equityholders or creditors of the Company, any affiliate of the Company or any other person by virtue of this Agreement and the retention of the Placement Agent hereunder, all of which duties and liabilities are hereby expressly waived and (c) nothing contained herein shall be construed to obligate the Placement Agent to purchase, as principal, any of the securities offered by the Company in the Offerings. Neither equity holders nor creditors of the Company are intended beneficiaries hereunder. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

2.     Representations and Warranties of the Company. The Company hereby represents and warrants to and covenants and agrees with the Placement Agent, as of the date hereof and as of the date of each Closing, as follows:

(a)     The Company has the full right, power and authority to execute, deliver and perform under this Agreement. This Agreement has been duly executed by the Company and this Agreement and the transactions contemplated by this Agreement, including without limitation the execution and delivery by the Company of the Placement Agent Warrants (defined below), have been duly authorized by all necessary corporate action and this Agreement constitutes, and, upon their execution and delivery, the Placement Agent Warrants will, each constitute, the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

(b)     The shares of Common Stock (the “Warrant Shares”) that are issuable upon the exercise of the Placement Agent Warrants, have been duly and validly authorized for issuance and, when issued pursuant to exercise of the Placement Agent Warrants will be duly and validly authorized and issued, fully paid and nonassessable and free from preemptive rights or rights of first refusal held by any person.

(c)          Neither the execution nor delivery of this Agreement nor the performance by the Company of the transactions contemplated by this Agreement: (i) requires the consent, waiver, approval, license or authorization of or filing with or notice to any person, entity or public authority (except any filings required by Federal or state securities laws, which filings have been or will be made by the Company on a timely basis); (ii) violates or constitutes a default under or breach of any law, rule or regulation applicable to the Company; or (iii) conflicts with or results in a breach or termination of any provision of, or constitutes a default under, or will result in the creation of any Lien upon any of the property or assets of the Company with or without the giving of notice, the passage of time or both, pursuant to (A) the Company’s certificate of incorporation (as amended) or by-laws, (B) any mortgage, deed of trust, indenture, note, loan agreement, security agreement, contract, lease, license, alliance agreement, joint venture agreement, or other agreement or instrument, or (C) any order, judgment, decree, statute, regulation or any other restriction of any kind or character to which the Company is a party or by which any of the assets of the Company may be bound.

(d)     The Investors, the Debt Holders and the Placement Agent shall be entitled to rely on the Memorandum notwithstanding any investigation they or any of them may have made. The Memorandum does not include any material nonpublic information regarding the Company or its business, financial condition, affairs or prospects.

(e)     The Company agrees that any representations and warranties made by it to any acquirer of Securities (as hereinafter defined) in the Offerings, including any representations and warranties contained in the Memorandum, the Purchase Agreement and the note purchase agreement to be executed by and between the Company and the Investors relating to the purchase of Notes in the Offering (the “Note Purchase Agreement”), shall be deemed also to be made to the Placement Agent for its benefit and such representations and warranties are incorporated herein in their entirety for the benefit of the Placement Agent.

3.     Representations, Warranties and Covenants of Placement Agent.

(a)               Placement Agent hereby represents and warrants that it is duly authorized to execute this Agreement and perform its duties hereunder, and the execution and delivery by Placement Agent of this Agreement and the consummation of the transactions contemplated by this Agreement have been authorized by all necessary corporate action and will not result in any violation of, or be in conflict with, or constitute a default under, Placement Agent’s Certificate of Incorporation or By-Laws, any agreement or instrument to which Placement Agent is a party or Placement Agent’s property is bound, or any judgment, decree, order or any statute, rule or regulation applicable to Placement Agent.

(b)               In offering the Notes for sale on behalf of the Company, Placement Agent will not offer the Notes for sale, or solicit any offers to buy any Notes, or otherwise negotiate with any person in respect of the Notes, on the basis of any communications or documents relating to the Notes or any investment therein or to the Company or investment therein, other than the Memorandum and any other document satisfactory in form and substance to the Company. Placement Agent will promptly deliver a copy of each amendment or supplement to the Memorandum (i) to all offerees then being or thereafter solicited by Placement Agent, and (ii) to each person who has subscribed for Notes prior to the receipt by such person of such amendment or supplement.

(c)                    In offering the Notes for sale on behalf of the Company, Placement Agent shall conduct such sales in the manner described in the Memorandum and shall not make any general solicitations.

(d)     The Placement Agent is a member in good standing of the Financial Industry Regulatory Authority, and is registered as a broker/dealer under the Securities Exchange Act of 1934 (the “1934 Act”).

4.     Covenants of the Company.

(a)     In connection with the Offerings, the Company will at all times comply with any requirements imposed upon it by (i) the 1933 Act, as now and hereafter amended, and by all applicable state securities laws and regulations, to permit the continuance of offers and sales of the Notes, the Placement Agent Warrants, Exchange Shares, Warrant Shares and Conversion Shares (as defined in the Note Purchase Agreement) (collectively, the “Securities”) in accordance with the provisions hereof, the Memorandum and the Purchase Agreement, as applicable, (ii) the 1934 Act and (iii) Regulation FD. During such period, the Company will amend and supplement the Memorandum in order to make the Memorandum comply with the requirements of the Act.

(b)     If at any time it is known or believed that any event occurred as a result of which the Memorandum, the Purchase Agreement, the Note Purchase Agreement or any representation or warranty contained in this section includes an untrue statement of a material fact or, in view of the circumstances under which they were made, omits to state any material fact necessary to make the statements therein not misleading, the Company will notify the Placement Agent and will prepare an amended or supplemented Memorandum, Purchase Agreement or Note Purchase Agreement, as applicable, which will correct such statement or omission.

(c)     The Company will not make any offers or sales of any security under circumstances that would cause either of the Offerings to fail to qualify for an exemption from the registration requirements of applicable federal and state securities laws          .

(d)     The Company agrees at all times as long as the Notes may be converted and the Placement Agent Warrants may be exercised, to keep reserved from the authorized and unissued Common Stock, such number of shares of Common Stock as may be, from time to time, issuable upon conversion of the Notes and exercise of the Placement Agent Warrants.

5.     Survival of Representations and Warranties. The representations, warranties and covenants of the Company and Placement Agent set forth in Sections 2, 3 and 4 of this Agreement shall survive the execution and delivery of the Securities.

6.     Use of Proceeds. The maximum net proceeds to the Company from the sale of all the Notes are estimated to be approximately $1,815,000 after deducting the fees and expenses associated with the Note Offering. The net proceeds from the sale of the Notes will be used by the Company as disclosed in the Memorandum.

7.     Unregistered Securities. None of the Securities have been registered under the 1933 Act, in reliance upon the applicability of Section 4(a)(2), 4(a)(6) and/or Rule 506 of Regulation D of the 1933 Act to the transactions contemplated hereby. The certificates representing the Securities will bear an investment legend stating that they are “restricted securities” (as defined in Rule 144 under the Securities Act) and may only be offered and sold pursuant to an effective registration statement filed with the SEC or pursuant to an exemption from the registration requirements.

8.     Registration Rights. The Placement Agent shall be deemed to be a party to, and entitled to the benefits of, the registration rights set forth in Section 5 of the Note Purchase Agreement, and the Warrant Shares shall be included as Registrable Securities as defined in and pursuant to the Note Purchase Agreement, but only at the request of the Placement Agent.

9.     Indemnification.

(a)                                   Indemnification by Company. The Company agrees to indemnify and hold harmless Placement Agent, its officers, directors and agents from and against any and all losses, liabilities, claims, damages and expenses (each a “Claim” and, collectively, “Claims”) whatsoever arising out of (1) a breach by the Company of any warranty set forth in Section 2, (2) failure by the Company to comply with the provisions of Section 2, or (3) any untrue statement of a material fact contained in the Memorandum, the Note Purchase Agreement, the Purchase Agreement or the omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such Claim arises out of or is based upon any such untrue statement or omission contained in the material furnished to the Company by Placement Agent or on Placement Agent’s behalf, specifically for inclusion therein, which relates to Placement Agent’s activities pursuant to this Agreement.

(b)     Indemnification by Placement Agent.      Placement Agent agrees to indemnify and hold harmless the Company (its officers, directors and agents) and each person, if any, who controls any of the foregoing within the meaning of the 1933 Act to the same extent as the indemnity from the Company described above against any and all Claims whatsoever (or actions in respect thereto) arising out of or based upon (1) any misrepresentation or alleged misrepresentation, failure or alleged failure by Placement Agent to comply with the covenants and agreements set forth in Section 3, (2) the gross negligence or willful misconduct of the Placement Agent or any affiliate of the Placement Agent, or (3) any untrue statement of a material fact contained in the Memorandum, the Note Purchase Agreement, the Purchase Agreement or an omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, that relates to the Placement Agent or any affiliate of the Placement Agent that was made solely in reliance upon and in conformity with information furnished to the Company in writing by the Placement Agent expressly for use in the Memorandum, the Note Purchase Agreement or the Purchase Agreement.

(c)          Any person entitled to indemnification under Section 9(a) or (b) of this Agreement (an “indemnified party”) shall notify promptly the person obligated to provide such indemnification (the “indemnifying party”) in writing of the commencement of any action or proceeding brought by a third person against the indemnified party with respect to a Claim (a “Third Party Claim”) for which the indemnified party may be entitled to indemnification from the indemnifying party under this Section 9, but the omission of such notice shall not relieve the indemnifying party from any liability which it may have to any indemnified party under Section 9 of this Agreement, except to the extent that such failure shall materially adversely affect any indemnifying party or its rights hereunder. The indemnifying party shall be entitled to participate in, and, to the extent that it chooses, to assume the defense of any Third Party Claim with counsel reasonably satisfactory to the indemnified party; and, after notice from the indemnifying party to the indemnified party that it so chooses, the indemnifying party shall not be liable for any legal or other expenses or disbursements subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the Third Party Claim within twenty (20) days after receiving notice from the indemnified party of such Third Party Claim; (ii) if the indemnified party who is a defendant in such Third Party Claim which is also brought against the indemnifying party reasonably shall have concluded that there are legal defenses available to the indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have concluded that there are legal defenses available to such party or parties which are not available to the other indemnified parties or to the extent representation of all indemnified parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the indemnifying party shall be liable for any reasonable expenses therefor; provided, that no indemnifying party shall be subject to any liability for any settlement of a Third Party Claim made without its consent (which may not be unreasonably withheld, delayed or conditioned). If the indemnifying party assumes the defense of any Third Party Claim hereunder, such indemnifying party shall not enter into any settlement without the consent of the indemnified party if such settlement attributes liability to the indemnified party.

10.     Fees; Expenses and Rights of Placement Agent.

(a)          In the event that the Note Offering is consummated, the Company will pay or cause to be paid to the Placement Agent a fee (the “Note Success Fee”) equal to eight percent (8.0%) of the total consideration received by the Company as a result of such consummation (the “Note Transaction Consideration”).

In the event that the Exchange Offering is consummated, the Company will pay or cause to be paid to the Placement Agent a fee (the “Exchange Success Fee” and together with the Note Success Fee, the “Success Fee”) equal to six and one-half percent (6.5%) of the total amount of Notes (principal plus accrued interest) that are contributed for the purchase of the Exchange Shares as a result of such consummation (the “Exchange Transaction Consideration” and together with the Note Transaction Consideration, the “Transaction Consideration”).

(b)     For purposes of this letter agreement, the term “Transaction Consideration” will mean the total amount of cash and the fair market value of the other property paid or payable directly or indirectly to the Company, any of its security holders or any of its directors or executive officers in connection with the Offerings.

The Success Fee will be payable in full immediately upon the closing of the Offerings; provided, however, that if the Transaction Consideration includes consideration the receipt of which is contingent upon the passage of time or the occurrence of some future event or circumstance (“Contingent Value”), the portion of the Success Fee attributable to such Contingent Value will be paid to the Placement Agent on the date on which payment of such Contingent Value is paid to the Company.

(c)     If either of the Offerings is not consummated during the term for reasons other than termination of this Agreement by the Placement Agent, it is acknowledged and agreed that a Success Fee shall also be payable to the Placement Agent during the twelve months following termination of this Agreement, if the Company issues (through a sale, exchange or otherwise) or sells any securities (other than through an underwritten public offering), directly or indirectly, to any Taglich Investor; provided however that the Success Fee shall not be payable to the Placement Agent if the Company issues any securities to any Taglich Investor upon conversion of secured convertible notes issued in September and November 2013. For purposes of this agreement, a Taglich Investor shall mean an investor (i) introduced by the Placement Agent to the Company, or (ii) whom the Placement Agent has had discussions with on the Company’s behalf, during the term of this Agreement, in each case listed on Schedule “A” hereto, which Schedule “A” may be revised in writing from time to time by the Placement Agent which revisions may consist of a confirmation of such change by the Placement Agent through electronic mail.

(d)     In addition to the sums payable to the Placement Agent as provided elsewhere herein, the Placement Agent or its designees shall be entitled to receive at the Closing, as additional compensation for its services, warrants to purchase Common Stock (the “Placement Agent Warrants”) with a five (5) year term for the purchase of a number of shares of Common Stock equal to ten percent (10.0%) of (i) the number of Shares of Common Stock, into which the Notes sold in the Note Offering are convertible and (ii) the Exchange Shares issued in the Exchange Offering, which such Placement Agent Warrants shall contain a cashless exercise provision, anti-dilution provisions to reflect capital adjustments by the Company and be first exercisable on the sixth month anniversary of the first Closing of each such Offering, as applicable. The exercise price of the Placement Agent Warrants will be equal to the closing price of the Common Stock as reported on the Nasdaq Capital Market on the date of the first Closing of each such Offering.

(e)     Upon closing, the Company will reimburse the Placement Agent (i) for up to $25,000 of its actual and reasonable out-of-pocket expenses incurred in connection with the Offerings, including fees and expenses of its counsel, and (ii) all filing fees the Placement Agent is required to pay FINRA and reasonable fees and expenses of legal counsel to Placement Agent in connection with such filings with FINRA.

(f)     The Company shall arrange for, and pay any fees required in connection with, the qualification of the sale of the Securities under the state securities or “blue sky” laws of any state which the Placement Agent reasonably deems necessary.

(g)     All payments in connection with the sale of the Notes shall be made pursuant to the terms and conditions of the escrow agreement among Placement Agent, the Company and Delaware Trust Company.

(h)     For a period of 12 months from the date of the final Closing of the Proposed Offering, the Company agrees to offer the Placement Agent the right of first notification on future financings by the Company. The Placement Agent shall be obligated to respond within two weeks when the first offer is presented pursuant to this provision.

11.     Confidentiality.      The Placement Agent and the Company mutually agree that they will not disclose any confidential information received from the other party to others, except with the written permission of the other party or as such disclosure may be required by law.

12.     Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission, if confirmed by mail as provided in this Section 12. Notices shall be deemed to have been received on the date of personal delivery or facsimile or, if sent by certified or registered mail, return receipt requested, shall be deemed to be delivered on the third business day after the date of mailing. Notices shall be sent to the following addresses:

To the Company:

Bridgeline Digital, Inc.

80 Blanchard Road

Burlington, MA 01803

Telephone (781) 376-5555

Attention: Michael D. Prinn

Facsimile: (781) 376-5033

Email: mprinn@blinedigital.com

With a copy to:

Morse, Barnes-Brown & Pendleton, P.C.

CityPoint

230 Third Avenue, 4th Floor

Waltham, MA 02451

Attention: Joseph C. Marrow, Esq.

Facsimile: (781) 622-5930

To Placement Agent:

Taglich Brothers, Inc.

275 Madison Avenue, Suite 1618

New York, NY 10016

Facsimile: (212) 661-6824

Attention: Robert Schroeder

With a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, NY 10006

Facsimile: (212) 930-9725

Attention: Marc J. Ross, Esq.

or to such other address as any party shall designate in the manner provided in this Section 12.

13.     Miscellaneous.

(a)          This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or the party granting the waiver with respect to a waiver. No course of conduct or dealing and no trade custom or usage shall modify any provisions of this Agreement.

(b)     This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state. Each party hereby consents to the exclusive jurisdiction of the Federal and state courts situated in New York County, New York in connection with any action arising out of or based upon this Agreement and the transactions contemplated by this Agreement. Each of the Company (and, to the extent permitted by law, on behalf of the Company’s equity holders and creditors) and the Placement Agent hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the Offerings).

(c)     This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective personal representatives, successors and permitted assigns.

(d)     In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(e)     It is understood and agreed that Placement Agent may, from time to time, make a market in, have a long or short position, buy and sell or otherwise affect transactions for customer accounts and for their own accounts in the securities of, or perform investment banking or other services for, the Company and other entities which are or may be the subject of this Agreement. The Company confirms that possible investors identified or contacted by the Placement Agent could include entities in respect of which the Placement Agent may have rendered or may in the future render services.

(f)     Each party shall, without payment of any additional consideration by any other party, at any time on or after the date of any Closings take such further action and execute such other and further documents and instruments as the other party may request in order to provide the other party with the benefits of this Agreement.

(g)     The captions and headings contained herein are solely for convenience and reference and do not constitute a part of this Agreement.

(h)     All references to any gender shall be deemed to include the masculine, feminine or neuter gender, the singular shall include the plural and the plural shall include the singular.

(i)      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BRIDGELINE DIGITAL, INC.	TAGLICH BROTHERS, INC.

By: /s/	By: /s/
Name:	Name:
Title:	Title:

SCHEDULE A

Taglich Investors